EXHIBIT (d)(1)(b)

Amended and Restated Schedule A

to the Investment Advisory Agreement between

Calvert Responsible Index Series, Inc. and Calvert Research and Management

Schedule A to the Investment Advisory Agreement dated December 31, 2016 between Calvert Responsible Index Series, Inc. and Calvert Research and Management (the “Adviser”) is hereby amended and restated as follows:

Schedule A

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual advisory fee as shown below.

Calvert International Responsible Index Fund (formerly Calvert Developed Markets Ex-U.S. Responsible Index Fund)
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.12%

Calvert US Large-Cap Core Responsible Index Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.12%

Calvert US Large-Cap Growth Responsible Index Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.12%

Calvert US Large-Cap Value Responsible Index Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.12%

Calvert US Mid-Cap Core Responsible Index Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.12%

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 1st day of February, 2019.

Calvert Responsible Index Series, Inc.	Calvert Research and Management

/s/ Maureen A. Gemma	/s/ Katy D. Burke
Name: Maureen A. Gemma	Name: Katy Burke
Title: Vice President	Title: Vice President